EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS


   We consent to the inclusion in this registration statement on Form S-1 (File No. 333-4588) of our report dated May 3, 1996, on our audits of the statement of net assets sold of the Halston Fragrance brands of Halston Borghese International Limited as of December 31, 1995 and 1994, and the statement of net sales, cost of sales and direct operating expenses for each of the two years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts".


                                          Coopers & Lybrand L.L.P.

New York, New York
June 25, 1996